AZZ Inc. Reports Financial Results for the Third Quarter, Fourth Quarter, Fiscal Year 2018, and Issues Guidance for Fiscal Year 2019

Full Year Fiscal 2018 EPS of $1.73 on a Reported Basis, its 31st consecutive year of profitability

Annual Revenues of $810.4 million

Issues EPS guidance range for fiscal 2019 to $1.75 - $2.25 and Revenue of $900 million to $960 million

May 15, 2018 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coating services, welding solutions, specialty electrical equipment and highly engineered services, today issued its consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the third quarter of Fiscal Year 2018, and its audited consolidated financial statements contained in the Company's Fiscal Year 2018 Annual Report on Form 10-K. The Company also announced financial results for the three month periods ended November 30, 2017, and February 28, 2018, as well as the 12 month period ended February 28, 2018.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ, said, “Although Fiscal 2018 was our 31st consecutive year of profitability, we faced challenges on several fronts. We encountered cyclical headwinds in demand, commodity input pricing and a secular downturn in the domestic nuclear business that had a direct impact on our top- and bottom-line performance.

On the positive side, we grew the business and our end-markets by making three strategic acquisitions: Powergrid Solutions, Inc. (“PSI”), a business which fits into our switchgear portfolio; Enhanced Powder Coating Ltd. (“EPC”), a powdering coating business that fits into our Metal Coatings segment; and Rogers Brothers Company, a company specializing in spinner galvanizing for small parts such as fasteners, washers and castings. We are extremely pleased with these acquisitions and how they fit into our vision of expanding our Metal Coatings segment and our Electrical Solutions business for our Energy segment. We had a smooth transition integrating these operations into our portfolio and they are already accretive to earnings; which provides us confidence for 2019 and beyond. We also built a new powder coating facility in Crowley, Texas as we look to expand market opportunities for our Metal Coatings segment. Additionally, we successfully acquired the assets of Lectrus out of bankruptcy in March 2018, another enclosure business for our Energy segment, which was accretive immediately after the completion of our integration. Looking ahead, we are off to a solid start in fiscal 2019 as we believe that the cycles for refinery turnarounds have bottomed and are showing much improvement. Galvanizing demand has turned with volumes returning to more normal levels, and recent investments are gaining traction.”

“In Metal Coatings we delivered an industry leading operating margin of 21.7% for the year despite the challenges,” said Mr. Ferguson. “The headwinds we encountered were higher zinc prices, increased pricing pressure in a few key regions, lower volumes from cyclical downturns in solar and petrochemical markets, with the additional other income effect of writing off a $3.2 million legal settlement due to a bankruptcy from a former competitor. We also took some impairment charges to close two unprofitable galvanizing sites. We remain committed to delivering on the investments made for organic growth, driving operational efficiencies more aggressively, and maintaining an active M&A program to support our strategic growth initiatives. We believe we will gain measurable traction from these strategic initiatives in fiscal 2019.”

Mr. Ferguson continued, “Our Energy segment business faced cyclical weakness in refinery turnaround activity which was worsened by the effects of Hurricane Harvey, as well as reduced power generation demand throughout the segment. We also believe that the domestic nuclear power generation market is in secular decline as evidenced by the Westinghouse bankruptcy and the delays and cancellations of nuclear power plant construction projects in the U.S., all of which drove shortfalls in revenue and profits, and caused us to take impairments on $10.5 million in assets used in nuclear services. The majority of our shortfall in top- and bottom-line results for the segment can be attributed to these cyclical and secular challenges, while a smaller portion can be attributed to other write-offs in the segment and certain internal inefficiencies primarily in our Electrical businesses.”

Mr. Ferguson continued, “As we previously reported, we took appropriate realignment actions during the year, including a change in leadership of the Electrical platform, restructuring the sales effort, and increasing emphasis on operational excellence and customer satisfaction. We are seeing signs of improvement, and our expectation is for more normalized margins in the business as we move through 2019 and into 2020. The Specialty Welding business was restructured during the year to better align its cost structure, and we invested in the selling organization to help drive WSI’s unique value proposition and improve the outlook for fiscal 2019.”

Fiscal Year 2019 Guidance

Mr. Ferguson concluded, “We are gaining confidence in our outlook for fiscal 2019 as we see improving market activity in refinery turnarounds and are seeing more robust galvanizing markets. Additionally, we should benefit from improved operational performance with our realigned sales team and expect accretion from our recent acquisitions. We are initiating our fiscal 2019 earnings per fully diluted share guidance range at $1.75 to $2.25, a substantial increase over our Non-GAAP adjusted earnings for fiscal 2018 of $1.35. We are also initiating our fiscal 2019 annual sales guidance range from $900 million to $960 million. We believe we have taken the necessary actions to improve operating performance and with the improved market dynamics, we are optimistic for a much improved fiscal 2019.”

Fourth Quarter and Fiscal Year Results

For the twelve-month period, the Company reported revenues of $810.4 million compared to $863.5 million for the comparable period last year, a decrease of 6.2%. Net income for the twelve months was $45.2 million, or $1.73 per diluted share, compared to $61.3 million, or $2.35 per diluted share compared to the prior fiscal year. Although the Company posted $1.73 earnings per diluted share for fiscal 2018, when adjusted for one-time non-recurring items, including the favorable impact of the Tax Cuts and Jobs Act of 2017, the adjusted earnings per share for fiscal 2018 were $1.35 per share (as shown in the attached reconciliation table).

Bookings for fiscal 2018 were $746.5 million, compared to $858.9 million for the prior year, a decrease of 13.1%. Backlog at the end of the 2018 fiscal year was $265.4 million, a decrease of 16.5% compared to backlog at the end of the prior year of $317.9 million. Incoming orders for the year were $746.5 million while revenues for the year totaled $810.4 million, resulting in a book to bill ratio of 0.92. Approximately 41% of the $265.4 million in backlog is expected to be delivered outside of the U.S.

Revenues for the fourth quarter were $200.7 million compared to $184.3 million for the same quarter last year, an increase of 8.9%. Net income for the fourth quarter was $23.5 million, or $0.90 per diluted share, compared to net income of $12.3 million, or $0.47 per diluted share, for last year’s fourth fiscal quarter. The increase was primarily from one-time non-recurring items.

Energy Segment

For full year fiscal 2018, Energy segment revenues decreased 13.7% to $421.0 million and the operating loss of $1.8 million was a $54.3 million decline from the prior year. The decrease in net sales for fiscal 2018 was caused by several factors including reduced turnarounds in the U.S. refinery market, continued softness in the petrochemical market, negative impacts from the hurricane Harvey, cancellations and delays in the release of several large projects in the U.S. and overseas. In addition, net sales were negatively impacted by the weak nuclear market coupled with the Westinghouse Electric Company bankruptcy filed on March 29, 2017. Operating margins for the 2018 fiscal year were negative 0.4% as compared to 10.8% in the prior fiscal year. This decrease was attributable to the reduction in refinery turnarounds described above, which typically carry a higher margin, contract cancellations, lower margins on weakness in the Electrical market in the U.S. and the effects from the Westinghouse bankruptcy. In addition, for fiscal 2018, the Company recognized impairment charge of $10.5 million and a provision for doubtful accounts of $2.9 million resulting from an adverse court decision related to certain outstanding accounts receivables.
Revenues for the Energy segment for the fourth quarter of fiscal 2018 were $103.5 million as compared to $102.6 million for the same quarter last year, increasing by 0.9%. Operating income for the segment fell to $1.3 million compared to $10.7 million in the same period last year. Operating margins for the fourth quarter were 1.2% as compared to 10.5% in the prior year period.

Metal Coatings Segment

For full year fiscal 2018, Metal Coatings segment revenues increased 3.7% to $389.4 million and operating income increased 6.7% to $84.3 million compared to $375.5 million and $79.0 million respectively, for the prior fiscal year. The increased revenue was attributable to incremental net sales from our acquisitions during the year and increased prices. These increases were partially offset by decreased volumes in steel processed as a result of softness in the solar, petrochemical, and the oil and gas markets. Operating margins for the 2018 fiscal year were 21.7% compared to 21.0% in the prior fiscal year.

Revenues for the Company’s Metal Coatings segment for the fourth quarter of fiscal 2018 were $97.2 million, compared to the $81.6 million in the same period last year, an increase of 19.1%. Operating income was $18 million as compared to $18.4 million in the prior period, a decrease of 1.9%. Operating margins for the fourth quarter were 18.5%, compared to 22.5% in the same period last year.

Conference Call Details

Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at http://www.azz.com/investor-relations.

A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation # 10120333, or for 30 days at http://www.azz.com/investor-relations.

There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at www.azz.com.

About AZZ Inc.

AZZ Inc. is a global provider of metal coating services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017
	(unaudited)	(unaudited)

Net sales	$200,660	$184,266	$810,430	$863,538
Costs of sales	162,650	137,463	650,121	658,206
Gross margin	38,010	46,803	160,309	205,332

Selling, general and administrative	28,726	25,526	112,061	106,424
Operating income	9,284	21,277	48,248	98,908

Interest expense	3,593	3,573	13,860	14,732
Net loss on sale of property, plant and equipment and insurance proceeds	190	50	765	76
Other (income) expense, net	3,209	(248)	2,724	(1,197)
Income before income taxes	2,292	17,902	30,899	85,297
Income tax (benefit) expense	(21,195)	5,632	(14,270)	24,033
Net income	$23,487	$12,270	$45,169	$61,264
Earnings per common share
Basic	$0.91	$0.47	$1.74	$2.36
Diluted	$0.90	$0.47	$1.73	$2.35

Diluted average shares outstanding	25,998	26,110	26,036	26,097

AZZ Inc.
Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017
	(unaudited)	(unaudited)

Net sales:
Energy	$103,507	$102,645	$421,033	$488,002
Metal Coatings	97,153	81,621	389,397	375,536
	$200,660	$184,266	$810,430	$863,538

Segment operating income (loss):
Energy	$1,263	$10,745	$(1,766)	$52,577
Metal Coatings	18,000	18,354	84,332	79,033
Corporate	(9,979)	(7,822)	(34,318)	(32,702)
	$9,284	$21,277	$48,248	$98,908

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	February 28, 2018	February 28, 2017

Assets:
Current assets	$329,154	$297,052
Net property, plant and equipment	216,855	228,610
Other assets, net	482,200	452,692
Total assets	$1,028,209	$978,354

Liabilities and shareholders’ equity:
Current liabilities	$131,739	$136,770
Long term debt due after one year, net	286,609	254,800
Other liabilities	44,658	53,648
Shareholders’ equity	565,203	533,136
Total liabilities and shareholders’ equity	$1,028,209	$978,354

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	February 28, 2018	February 28, 2017

Net cash provided by operating activities	$78,909	$111,176
Net cash used in investing activities	(73,939)	(63,344)
Net cash provided by (used in) financing activities	3,800	(76,619)
Effect of exchange rate changes on cash	781	(102)
Net increase (decrease) in cash and cash equivalents	$9,551	$(28,889)
Cash and cash equivalents at beginning of period	11,302	40,191
Cash and cash equivalents at end of period	$20,853	$11,302

AZZ incorporated
Non-GAAP Disclosure
Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), AZZ has provided adjusted earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with a greater transparency comparison of operating results across a broad spectrum of companies, which provides a more complete understanding of AZZ’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
The following table provides a reconciliation for the year ended February 28, 2018 between net income and diluted earnings per share calculated in accordance with GAAP to adjusted earnings and adjusted earnings per share, respectively, which are shown net of tax (in thousands, except per share data):

	Three Months Ended		Twelve Months Ended
	February 28, 2018		February 28, 2018
	Amount	Per Diluted Share	Amount	Per Diluted Share

GAAP net income and GAAP diluted earnings per share	$23,487	$0.90	$45,169	$1.73

Adjustments to reconcile GAAP to non-GAAP financial measures

Impairment of long-lived assets	2,548	0.10	10,834	0.42
Impairment of accounts receivable due to adverse court decision	—	—	2,881	0.11
Impairment of note receivable from partial project cancellation	—	—	1,314	0.05
Impairment of note receivable with a former competitor due to bankruptcy	3,163	0.12	3,163	0.12
Other disposal and impairment charges	78	0.00	531	0.02
Income tax effect of the non-GAAP adjustments above	(1,563)	(0.06)	(5,055)	(0.19)
Income tax benefit related to 2017 U.S. tax reform	(23,700)	(0.91)	(23,700)	(0.91)

Total non-GAAP adjustments	(19,474)	(0.75)	(10,032)	(0.38)

Non-GAAP net income and diluted earnings per share	$4,013	$0.15	$35,137	$1.35

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